Exhibit 8.1

SUBSIDIARIES OF REGISTRANT

NAME	PERCENTAGE OWNERSHIP (%)	STATE OF ORGANIZATION

Bendon Limited	100	New Zealand
Naked Merger Sub Inc.	100	Nevada
FOH Online Corp.	100	Delaware